                                                                   Exhibit 10.6

[REDACTED - OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION AND IS DENOTED HEREIN BY **.]


                           COMMERCIALIZATION AGREEMENT


                                      AMONG


                             PILOT THERAPEUTICS INC.


                                       AND


                                   INNOVEX LP

                                TABLE OF CONTENTS

                                                                          PAGE

ARTICLE 1  SERVICES OVERVIEW; INNOVEX EXCLUSIVITY............................1

         1.1      Definitions................................................1

         1.2      Overview; Pilot Engagement of Innovex......................1

         1.3      Innovex Exclusive Rights...................................1

         1.4      Retained Rights by Pilot...................................1

ARTICLE 2  COMMITTEES........................................................2

         2.1      Joint Marketing Committee ("JMC")..........................2

         2.1.1    Formation; Purposes and Principles.........................2

         2.1.2    Membership.................................................2

         2.1.3    Meetings...................................................3

         2.2      Agendas and Minutes for the JMC............................3

         2.3      No Authority to Modify Agreement...........................3

ARTICLE 3  MARKETING PLAN; DETERMINATION OF FULLY LOADED COST................4

         3.1      Marketing Plan.............................................4

         3.2      Plan Contents..............................................4

         3.3      Determination of Fully Loaded Cost.........................4

         3.3.1    Baseline for Fully Loaded Cost of Sales Force..............5

ARTICLE 4  INNOVEX RESPONSIBILITIES..........................................5

         4.1      Covenant to Operate under the Agreement; General Diligence
                  Requirement................................................5

         4.2      Marketing Services.........................................5

         4.2.1    Marketing Representative...................................5

         4.3      Hiring Sales Force.........................................5

         4.4      Fully Dedicated or Syndicated Sales Force..................6

         4.5      Training Requirements......................................6

         4.6      Innovex Responsibilities...................................6

         4.7      Records and Reports Regarding Promotional Activities.......7

         4.8      Performance Audits.........................................7

ARTICLE 5  PILOT'S RESPONSIBILITIES AND OBLIGATIONS..........................7

         5.1      Regulatory Affairs.........................................7

         5.2      Minimum Pre-Launch Marketing Commitment....................7

                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                          PAGE

         5.3      Minimum Sales  Force Expenditure...........................7

         5.4      Obligation to Provide Samples..............................8

         5.5      Sales and Distribution.....................................8

         5.5.1    Pricing....................................................8

         5.5.2    Booking Sales; Distribution................................8

         5.5.3    Product Returns............................................8

         5.6      PILOT Responsibilites......................................8

ARTICLE 6  TRAINING; ADVERTISING AND PROMOTIONAL MATERIALS...................8

         6.1      Training Programs..........................................8

         6.1.1    Content....................................................8

         6.1.2    Cost.......................................................9

         6.2      Advertising and Promotional Materials......................9

         6.2.1    Creation and Use...........................................9

         6.2.2    Ownership; FDA Approval....................................9

         6.2.3    PILOT Logos................................................9

ARTICLE 7  REGULATORY ISSUES AND COMPLAINTS..................................9

         7.1      Ownership of Regulatory Filings and Compliance.............9

         7.2      Communication with the FDA and Other Regulatory Agencies..10

         7.3      New Developments Relating to Product......................10

         7.4      Product Recalls...........................................10

         7.5      Adverse Event Reporting Procedures........................10

         7.6      Product Inquiries; Complaints.............................10

         7.7      Database of Clinical Trial Data...........................11

ARTICLE 8  ACCOUNTING; INVOICING AND PAYMENT................................11

         8.1      Accounting................................................11

         8.2      Payment Schedule .........................................11

         8.3      Payment of Invoices.......................................11

         8.3.1    Wiring Instructions.......................................11

         8.4      Penalty for Late Payment..................................11

         8.5      Record Keeping and Financial Audits.......................11

                                      ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                          PAGE

ARTICLE 9  REPRESENTATIVES AND COVENANTS ...................................12

         9.1      Mutual Authority..........................................12

         9.1.1    Corporate Power...........................................12

         9.1.2    Due Authorization.........................................12

         9.1.3    Binding Agreement.........................................12

         9.1.4    Grant of Rights; Maintenance of Agreements................12

         9.1.5    Validity..................................................13

         9.2      Conformance with Laws.....................................13

         9.3      Rights in Product.........................................13

         9.4      Record Maintenance........................................13

         9.5      Firewall..................................................14

         9.6      No Use of Names or Trademarks.............................14

         9.7      NDA Filing................................................14

         9.8      Independent Contractor....................................14

ARTICLE 10  CONFIDENTIALITY.................................................14

         10.1     Confidential Information..................................14

         10.2     Ownership of Data; No License.............................14

         10.3     Survival................................................. 15

ARTICLE 11  INDEMNIFICATION.................................................15

         11.1     Indemnification by PILOT..................................15

         11.2     Indemnification by Innovex................................15

         11.3     Procedure.................................................15

         11.4     No Consequential Damages..................................16

         11.5     PILOT Responsibility for Product Description..............16

         11.6     Insurance.................................................16

ARTICLE 12  TERM AND TERMINATION............................................16

         12.1     Term......................................................16

         12.2     Renewal...................................................16

         12.3     Material Breach...........................................16

         12.4     No Product Launch.........................................17

                                      iii.

                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                          PAGE

         12.5     Bankruptcy................................................17

         12.6     Accrued Rights ...........................................17

         12.7     Right to Receive Data.....................................18

         12.8     Survival..................................................18

ARTICLE 13  SALES FORCE CONVERSION..........................................18

         13.1     Right to Convert Sales Force..............................18

         13.2     Transition Plan...........................................18

         13.3     PILOT Determination.......................................18

         13.4     Proprietary Information...................................18

ARTICLE 14  DISPUTE RESOLUTION..............................................19

         14.1     Disputes..................................................19

         14.2     Governing Law.............................................19

ARTICLE 15  MISCELLANEOUS...................................................19

         15.1     Return of Materials.......................................19

         15.2     Nonsolicitation of Employees..............................19

         15.3     Entire Agreement; Amendment...............................20

         15.4     Force Majeure.............................................20

         15.5     Notices...................................................20

         15.6     Consents Not Unreasonably Withheld or Delayed.............21

         15.7     Maintenance of Records....................................21

         15.8     United States Dollars.....................................21

         15.9     No Strict Construction....................................21

         15.10    Assignment................................................21

         15.11    Performance by Affiliates.................................22

         15.12    Counterparts..............................................22

         15.13    Further Actions...........................................22

         15.14    Severability..............................................22

         15.15    Ambiguities...............................................22

         15.16    Headings..................................................22

         15.18    No waiver.................................................22

                                      iv.

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE


EXHIBIT A
         DEFINITIONS.........................................................A-1

EXHIBIT B
         MARKETING PLAN OUTLINE..............................................B-1

EXHIBIT C
         COST ALLOCATION FOR POST-APPROVAL MARKETING ACTIVITIES..............C-1

SCHEDULE I
         INNOVEX RESPONSIBILITIES...........................................SI-1

SCHEDULE II
         PILOT RESPONSIBILITIES & OBLIGATIONS, PILOT SALES PROJECT.........SII-1

SCHEDULE III
         ROLE DEFINITIONS.................................................SIII-1

                                       v.

                           COMMERCIALIZATION AGREEMENT


         THIS COMMERCIALIZATION AGREEMENT (the "Agreement") is made effective as of the ___ day of June, 2001 (the "Effective Date") by and between PILOT THERAPEUTICS, INC., a corporation organized and existing under the laws of North Carolina, having its principal place of business at 101 North Chestnut Street, Albert Hall, Winston-Salem, NC 27101 ("Pilot"), and INNOVEX LP, a New Jersey limited partnership with its principal place of business at 10 Waterview Boulevard, Parsippany, NJ 07054 ("Innovex"), each on behalf of itself and its Affiliates. Pilot and Innovex are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

         In consideration of the following covenants, promises and obligations, Pilot and Innovex agree as follows.

                                   ARTICLE 1

                     SERVICES OVERVIEW; INNOVEX EXCLUSIVITY

         1.1 DEFINITIONS. Capitalized terms used but not defined in the text of this Agreement shall have the meanings ascribed to them on Exhibit A hereto.

         1.2 OVERVIEW; PILOT ENGAGEMENT OF INNOVEX. Pursuant to this Agreement, the Parties will collaborate to develop and sustain a market for and promote the Product (as defined in Exhibit A) in the Territory for all indications. Pilot shall engage Innovex and/or Innovex Affiliates to provide certain pre- and post-launch marketing activities ("Marketing Services") and the recruitment, deployment and management of a dedicated sales force ("Sales Force Services" and, together with any Marketing Services, "Services") for the Product, all as provided herein. In recognition of the various undertakings provided to Pilot herein, Pilot shall pay Innovex (or the Innovex Affiliate as the case may be) the compensation as set forth herein. While the Parties have allocated their respective responsibilities under this Agreement, the Parties intend this program to be broadly collaborative, and seek to achieve consensus-based decision making to the extent practical, with the common objective of maximizing the short-term and long-term commercial success of the Product in the Territory, subject to the terms and conditions of this Agreement.

         1.3 INNOVEX EXCLUSIVE RIGHTS. During the Term, Innovex (either itself or through an Affiliate) shall have the exclusive right to provide Sales Force Services for the Product in the Territory. If Pilot engages Innovex to perform Marketing Services hereunder, both pre- and post-launch, advertising and promotional activities related to the Product in the Territory will be integrated with field sales activities through the Marketing Plan in accordance with this Agreement. Innovex shall not have any rights with respect to the Product outside of the Territory.

         1.4 RETAINED RIGHTS BY PILOT. Except as otherwise expressly provided in
Section 1.3, Pilot shall retain all right, title and interest in and to the Product including, but not limited to, owning all clinical trial data and designs, protocols, regulatory filings for the Product and data in support thereof, the Marketing Plan (except that Innovex retains the right to use any Innovex proprietary materials or information contained therein), and all manufacturing, distribution of finished products to designated third party distributor, patent, copyright, trade secret and trademark rights relating to


                                       1.

the Product. No license is granted to Innovex hereunder, either directly or by implication. Innovex acknowledges that any study sponsored by or under the direction of Pilot is a proprietary program of Pilot, containing trademarks, trade secrets and other intellectual property of Pilot, whether or not such rights are utilized in the marketing, promotion or sale of the Product.

                                   ARTICLE 2

                                   COMMITTEES

         2.1 JOINT MARKETING COMMITTEE ("JMC").

                  2.1.1 FORMATION; PURPOSES AND PRINCIPLES. The JMC, subject to Pilot's tie-breaking vote, shall have overall responsibility for the success of the matters related to the Product in the Territory as established by this Agreement, including without limitation: (i) to review and approve the pre- and post-launch Marketing Plan as well as any other matters required for the sales and promotion of the Product in the Territory, except to the extent that certain matters are solely the responsibility of a single Party under this Agreement;
(ii) to determine the overall strategy for marketing, promotion and sales of the Product in the Territory; (iii) to advise, provide input and determine strategy for future clinical and/or marketing studies; (iv) to plan and coordinate the Parties' activities hereunder related to sales and marketing of the Product in the Territory; (v) to adopt and approve plans and budgets for the services under this Agreement, including the Marketing Plan, consistent with the maximization of short-term and long-term profits derived from the sale of the Product in the Territory and any other activities related to sales and marketing of the Product in the Territory that the JMC deems appropriate to achieve the Parties' objectives under this Agreement; (vi) to request the creation of sales, pricing, and financial reports pertaining to pre- and post-launch Marketing Services and other marketing activities that may be provided by third parties, and to review such reports in preparation for making recommendations; (vii) facilitate the flow of information among the Parties, including coordinating sales activity with manufacturing schedules and distribution; and (viii) to resolve disputes of the Parties, subject to Article 14. Without limiting the generality of the foregoing provisions, all (a) territory alignment, mapping and optimization services proposed to be provided by Innovex hereunder and (b) regional or district meetings of all or any portion of the Sales Force proposed to be called or held by Innovex hereunder, including the locations and budgets therefor, must be approved in advance by the JMC.

                  2.1.2 MEMBERSHIP. The JMC will be comprised of an equal number of Pilot and Innovex representatives, not exceeding four representatives of each Party unless otherwise mutually agreed. The JMC shall be chaired by a representative of Pilot. Pilot will have the tie-breaking vote on all JMC decisions (but, for the avoidance of doubt, Pilot shall not be entitled to use such tie-breaking vote to unilaterally amend the Agreement or to establish (i) the "Pre-Launch Sales Forecast," (ii) the sales force size, or (iii) the budget for "Sales and Marketing Expenses" and the resulting "Commitment Amount" (all such terms are as defined in the Investment Agreement). To the extent the JMC is not unanimous with respect to any of the matters set forth in clauses (i-iii) above, the process outlined in Section 3.3 of the Investment Agreement shall be followed. Either Party may appoint, substitute or replace members of the JMC to serve as their representatives upon notice to the other Party. The Parties shall appoint the initial members of the JMC within twenty (20) days after the Effective Date.


                                       2.

                  2.1.3 MEETINGS. The JMC shall meet in person, by video or by teleconference (as mutually agreed by the Parties from time to time) on a quarterly basis or more frequently as may be agreed upon, to exercise its responsibilities as set forth in Section 2.1.1 of this Agreement, and to review the progress of the Parties in performing the functions and obligations under this Agreement. All reasonable labor, travel and related costs actually incurred by Innovex representatives to attend JMC meetings will be reimbursed by Pilot in accordance with budgets to be approved by the JMC or otherwise approved by Pilot. Location of meetings shall be determined by Pilot and shall be at Pilot headquarters in Winston-Salem or Innovex headquarters in New Jersey, or at such other locations as may be mutually agreed by the Parties. In order for a meeting of the JMC to be convened, such meeting must include at least one (1) committee member of each Party and, provided this condition is met, any action agreed upon by all JMC members present at such meeting shall be deemed to be duly and validly taken by the JMC and shall have the same force and effect as if taken unanimously by the entire JMC.

         2.2 AGENDAS AND MINUTES FOR THE JMC. Unless otherwise decided by the JMC, each Party will use reasonable efforts to disclose to the chair all proposed agenda items along with appropriate background or supporting information at least twenty (20) working days in advance of a JMC meeting. The chair use reasonable efforts to will present an agenda with appropriate background or supporting information at least ten (10) working days in advance of a JMC meeting. At each meeting of the JMC, the JMC shall select a secretary who will prepare, within five (5) working days after each meeting (whether held in person, by video or by telecommunication), the minutes reporting in reasonable detail the actions taken or to be taken by the JMC, or its designees, the attendees, the status of goals and achievements as well as issues requiring resolution, and resolutions of previously reported issues, which minutes shall be signed by one of the JMC representatives from each of the Parties.

         2.3 NO AUTHORITY TO MODIFY AGREEMENT. The JMC shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, or to approve actions of the Parties which are inconsistent with this Agreement. Any such amendments and waivers or actions shall be implemented by means of
Section 15.3.

                                   ARTICLE 3

               MARKETING PLAN; DETERMINATION OF FULLY LOADED COST

         3.1 MARKETING PLAN. The principal mechanism by which the Parties coordinate their sales and marketing activities will be a Marketing Plan, to be prepared and periodically updated as set forth below. Within two (2) months after the Effective Date, the JMC shall approve the Marketing Plan. A draft Marketing Plan shall be prepared by members of the JMC or its designees, and submitted to the JMC for approval. The initial Marketing Plan will cover the remainder of calendar year 2001 through the first year following Product Launch. Periodically thereafter, but no less frequently than annually (according to a schedule to be established by the JMC), the JMC shall be responsible for causing the preparation or updating, and approving, the Marketing Plan. Each Marketing Plan shall include at least a two (2) year projection of Product plans and budgets.

         3.2 PLAN CONTENTS. Each Marketing Plan shall include a review of the marketplace, marketing objectives, strategies, and supporting tactics (with respective costs, timing, and

                                       3.

responsibilities), clinical support plans, marketing study plans for future clinical and/or marketing studies, Sales Force effort, pricing, inventory requirements and distribution plans for the Product, together with sales, revenue and expense forecasts for Product sales in the Territory. The content of the Marketing Plan shall be determined by the JMC, but shall generally be in a form consistent with the outline attached hereto as Exhibit B, and shall include among other items the overall level of anticipated field sales resource commitments.

         3.3 FULLY LOADED COST; WORK ORDERS. Innovex Marketing Services and Sales Force Services under this Agreement shall be payable by Pilot on the basis of the "Fully Loaded Cost" of such activities, except that, notwithstanding anything in this Section 3.3 or elsewhere in this Agreement to the contrary, the Fully Loaded Cost for Sales Force Services (and the maximum amounts payable hereunder for such Sales Force Services by Pilot) shall be as set forth in
Section 3.3.1). Fully Loaded Cost means the usual and customary fee charged by Innovex (or the Innovex Affiliate, as the case may be) to Third Parties under a fee for service arrangement for the type of services rendered by it pursuant to this Agreement (such fee to be based on services of comparable volume and comparable quality), inclusive of the service provider's customary profit margin for such volume and quality of service. Fully Loaded Cost shall be adjusted on an annual basis for increases caused by cost of living increases, merit salary increases and similar financial adjustments necessary to maintain continuity of the personnel and resource commitments. Prior to Innovex providing any Services hereunder, the Parties shall execute a Work Order setting forth the Services to be provided. The Parties shall update such Work Order as needed to reflect changes in the Services being provided and/or changes in the usual and customary fees charged by Innovex and Innovex Affiliates. The Parties shall agree in advance on any new or revised type or volume of services, or changes to the pricing of such services, by executing an appropriate Change Order.

                  3.3.1 INITIAL SALES FORCE; DETERMINATION OF FULLY LOADED COST. Conditional upon the prior written approval of the JMC, (i) Innovex will provide to Pilot the Sales Force beginning in January 2002 (the anticipated Sales Force Commencement Date) and continuing for 5 years and (ii) the Sales Force will consist initially of ** Sales Representatives and reasonable and necessary management and administrative support (including 5 Field Managers). The Fully Loaded Costs shall be $** annually for each Sales Representative and $ ** annually for each Field Manager, based upon the Sales Force Services to be provided as set forth on Exhibit C. These Fully Loaded Costs shall be increased annually (on each anniversary of the Sales Force Commencement Date) by 4% or by a percentage increase equal to the percentage increase in the Consumer Price Index (all products) during the most recently completed calendar year, and otherwise only as a result of a change in the scope of the Sales Force Services from that set forth on Exhibit C or the size of the Sales Force or a significant and material delay in the Sales Force Commencement Date. The JMC may advance or delay the Sales Force Commencement Date or change the size of the Sales Force as necessary. In the event a Syndicated Sales Force is recommended by the JMC, pursuant to Section 4.4 of this Agreement, the Fully Loaded Cost shall be determined by Innovex (not to exceed the amounts set forth above, as adjusted as set forth above), and Pilot shall be responsible for the entirety of such Fully Loaded Cost, except for such portions of the Fully Loaded Cost as may be contractually undertaken by one or more third parties with the consent of Innovex, which consent shall not be unreasonably withheld.

                                       4.

                                   ARTICLE 4

                            INNOVEX RESPONSIBILITIES

         4.1 COVENANT TO OPERATE UNDER THE AGREEMENT; GENERAL DILIGENCE REQUIREMENT. Innovex shall use commercially reasonable efforts to market and sell the Product in the Territory in accordance with the Marketing Plan, the Promotional Materials, this Agreement and all applicable laws, rules and regulations. Except as expressly set forth in this Agreement, the criteria for Innovex performance shall be consistent with the usual and customary industry standards for sales and marketing projects of similar size and scope and shall be according to performance metrics to be established by mutual agreement of the Parties prior to creation of the Sales Force and monitored by the JMC.

         4.2 MARKETING SERVICES. In accordance with the criteria established in
Section 4.0 of the Investment Agreement, Innovex (and its Affiliates within the Quintiles Commercialization Group, North America) will be given the first and preferred opportunity to negotiate with Pilot to provide marketing services outlined in the Marketing Plan. Pilot shall have the final authority in regard to selection of Innovex or a third party to provide marketing services (provided that any such marketing services provided by Innovex shall be "Marketing Services" hereunder). Innovex shall provide certain pre- and post-launch marketing services on a fee-for-service basis, charging the Fully Loaded Cost, in accordance with the Marketing Plan approved by the JMC. Pre- and post-launch Marketing Services shall include the Fully Loaded Cost for Innovex to provide a Marketing Representative, as defined herein. Pilot may not retain any third party to provide marketing services unless Pilot has received a proposal for such marketing services from Innovex or an Innovex Affiliate (or written notice from Innovex that Innovex will not provide such marketing services); provided, that this condition is expressly subject to Innovex's obligation to provide such proposal as soon as practicable after receiving notice that Pilot desires such marketing services (but, in any event, within a reasonable and customary period after receiving such notice). Subject to the foregoing, prior to Pilot retaining any third party to provide marketing services, Pilot shall present to Innovex the proposed specifications to be assigned to and prices to be charged by the third party and Innovex or the relevant Innovex Affiliate shall be given a reasonable opportunity to revise its proposal. So long as the pricing (including, without limitation, the timing of expected payments from Pilot) and capabilities (including, without limitation, the ability to meet Pilot's timeline) of Innovex or the relevant Innovex Affiliate are competitive to those of the proposed third party, as determined by Pilot in its reasonable discretion, then Innovex or the Innovex Affiliate shall be awarded the business.

                  4.2.1 MARKETING REPRESENTATIVE. An initial activity of the JMC will be the approval of an Innovex employee as the primary marketing representative for the Product (the "Marketing Representative") to coordinate and/or commence Marketing Services and other marketing activities, including participation with and supporting the JMC members in the design of the pre- and post-launch Marketing Plan. Innovex will recommend for Pilot's approval a qualified employee for this role, who shall be assigned full-time, unless otherwise agreed by the JMC. The Marketing Representative shall aggressively drive marketing and related pre- and post-launch recommendations. As appropriate, the Marketing Representative will recommend to the JMC when additional resources are needed, on a dedicated or non-dedicated basis, to optimize marketing results. As a component of pre-launch marketing activities, the Marketing Representative will

                                       5.

recommend to the JMC solutions on a variety of ancillary relationships, including, but not limited to distribution relationships. Within 12-18 months following Product Launch (as determined by Pilot), the Marketing Representative position will be held by an employee of Pilot, either by Pilot hiring the Innovex employee that then holds the Marketing Representative position, or by hiring a new Pilot employee to be approved by the JMC.

         4.3 HIRING SALES FORCE. Innovex shall hire, train and maintain the Sales Force for promotion of the Product in the Territory on the terms and conditions of this Agreement, which shall be completed at least one (1) month in advance of the date of the expected Launch (as communicated by the JMC to Innovex in writing at least four (4) months in advance of the expected Launch). The hiring standards for the members of the Sales Force shall be established by the JMC. The Innovex Sales Force(s) size will be determined by the JMC from time to time.

         4.4 FULLY DEDICATED OR SYNDICATED SALES FORCE. During the Term, the only activity of the Sales Force shall be the marketing and promotion of the Product in the Territory, unless otherwise approved in advance by the JMC. The Sales Force shall be composed of full-time employees of Innovex. The JMC may recommend using the P2 and/or P3 positions to promote non-conflicting compounds or devices, subject to Pilot consent, which consent shall not be unreasonably withheld; provided, that Pilot shall have the first option to place Pilot's non-conflicting products, or non-conflicting products Pilot identifies or acquires, in the P2 and P3 positions as the positions may become available during the Term (as defined in Section 12.1). In the event Pilot exercises its right to use the P2 and/or P3 positions, the cost charged to Pilot for such positions shall be not more than the Fully Loaded Cost (determined pursuant to Sections 3.3 and 3.3.1), subject to a reasonable discount to the extent the product in either or both of such positions is complementary to the Product as determined in the good faith discretion of the JMC, or as otherwise agreed by Innovex and Pilot.

         4.5 TRAINING REQUIREMENTS. Innovex shall train all Innovex Personnel in accordance with Article 6 hereof.

         4.6 INNOVEX RESPONSIBILITIES. Without limitation a partial list of responsibilities of Innovex in providing Sales Force Services are set forth on
Schedule I to this Agreement.

         4.7 RECORDS AND REPORTS REGARDING PROMOTIONAL ACTIVITIES. Innovex shall promptly provide to Pilot such information regarding ongoing sales and marketing activities as relate to the plans and budgets hereunder as Pilot may reasonably request and which are reasonably available to Innovex. Additionally, Innovex will keep complete and accurate records of all presentations made by the Sales Force in accordance with Innovex's customary call reporting procedures (including names of physicians, dates of presentation and general response to such presentations) as well as other activities carried out pursuant to the Marketing Plan. Innovex will make all such records available to Pilot during regular business hours and upon reasonable notice, and will, within fifteen (15) days of the end of each month, provide Pilot a monthly report on sales force activity. Innovex will maintain such records for three (3) years following the period to which they relate. The record-keeping and access requirements of this
Section 4.7 shall survive the termination of this Agreement for a two (2) year period.

         4.8 PERFORMANCE AUDITS. Pilot shall have the right to audit Innovex's performance of obligations as set forth in this Article 4, including other provisions as described in the Schedules

                                       6.

attached hereto (generally describing the activities of the Parties) for the purpose of evaluating and monitoring conformance with the terms and conditions of this Agreement. Such audits shall occur during regular business hours and upon reasonable notice, shall not interfere with Innovex activities, and shall be conducted at Pilot's sole expense. In the event an outside auditor is hired to conduct an audit pursuant to this Section 4.8, such auditor shall be reasonably acceptable to Innovex and expressly subject to the same confidentiality provisions as apply to the Parties hereunder.



                                   ARTICLE 5

                    PILOT'S RESPONSIBILITIES AND OBLIGATIONS

         5.1 REGULATORY AFFAIRS. Pilot shall have the responsibilities for regulatory affairs set forth in Article 7, and shall keep the JMC informed generally on the status and conduct of all clinical development activities related to the Product in the Territory. Pilot shall inform Innovex of its estimated date of Product Launch, and in particular shall provide such date for purposes of Innovex's establishment of the Sales Force under Section 4.3.

         5.2 MINIMUM PRE-LAUNCH MARKETING SERVICES COMMITMENT. USE OF LOAN PROCEEDS. Pilot shall spend a minimum of $1,200,000 on pre-launch marketing activities (whether through Innovex or otherwise), or such lesser amount as may be approved unanimously by the JMC. For the avoidance of doubt, the fees and expenses for such pre-launch marketing activities may be paid by Pilot through advances under its loan from PharmaBio.

         5.3 MINIMUM SALES FORCE EXPENDITURE. Pilot shall be responsible for purchasing and maintaining Sales Force Services from Innovex and Innovex Affiliates in an amount equal to the "Minimum Sales Force Level," as defined in the Investment Agreement; provided that the sole remedy for Pilot's failure to maintain the Minimum Sales Force Level shall be as provided in the Investment Agreement.

         5.4 OBLIGATION TO PROVIDE SAMPLES. Pilot will provide to Innovex for distribution the quantity and configuration of Samples as determined appropriate by the JMC to support the Sales Force Services, consistent with the Marketing Plan and forecasts.

         5.5 SALES AND DISTRIBUTION.

                  5.5.1 PRICING. Pilot, with the advice of the JMC, shall set all prices and commercial terms for the sale of the Product in the Territory.

                  5.5.2 BOOKING SALES; DISTRIBUTION. Pilot shall be responsible for booking sales, fulfilling orders, and shall warehouse and distribute the Product and perform all related services.

                  5.5.3 PRODUCT RETURNS. Pilot shall be responsible for handling Product returns. The Innovex Sales Force shall provide assistance as reasonably requested by Pilot, to the extent consistent with the normal activities of pharmaceutical sales personnel. Product returns shall

                                       7.

         promptly be shipped to the facility responsible for shipment of such Product lot or such other location as may be designated by Pilot in writing.

         5.6 ADDITIONAL PILOT RESPONSIBILITIES. Without limitation, a partial list of Pilot responsibilities are set forth on Schedule II attached to this Agreement.

                                   ARTICLE 6

                 TRAINING; ADVERTISING AND PROMOTIONAL MATERIALS

         6.1 TRAINING PROGRAMS.

                  6.1.1 CONTENT. Innovex will develop, subject to JMC approval (not to be unreasonably withheld), initial and ongoing training programs for the Sales Force during the Term. Each member of the Sales Force shall be required to successfully complete such training program before providing services under this Agreement. The Parties shall mutually agree to a minimum training standard and pass rate, to be monitored by the JMC. Innovex shall maintain records of such training for each individual. Innovex agrees to utilize such training programs on an ongoing basis. Initial training shall be carried out at a time which is set by the JMC and which is prior to but reasonably near the date on which Product Launch is expected. As additional Sales Representatives are added under this Agreement, training will be given to groups of the newly selected Sales Representatives. In addition to Product and selling skills training, training programs shall include requirements of the Food, Drug and Cosmetic Act, Medicare/Medicaid Anti-Fraud and Abuse Act, and other applicable laws, rules, regulations and policies.

                  6.1.2 COST. The cost of developing and delivering the training to the Sales Force shall be borne by Pilot. Innovex will charge Pilot its fully loaded cost for training services.

         6.2 ADVERTISING AND PROMOTIONAL MATERIALS.

                  6.2.1 CREATION AND USE. Pilot shall be responsible for the development of all Promotional Materials. Such materials shall be consistent with the Marketing Plan and budgets approved by the JMC. The Innovex Sales Force shall disseminate only Promotional Materials provided by Pilot, for use by the Sales Force. Pilot may engage Innovex or Innovex Affiliates to assist with the development and creation of Promotional Materials.

                  6.2.2 OWNERSHIP; FDA APPROVAL. Pilot shall own all rights to, and title and interest in, the Promotional Material. The final content of all Promotional Materials and Product-related training materials shall be the legal responsibility of Pilot, including, but not limited to, FDA approval thereof if such approval is required.

                  6.2.3 PILOT LOGOS. All written or visual materials related to the Product shall display the Pilot logos and Pilot shall be presented as the sole owner of the Product, except as required by law.

                                       8.

                                   ARTICLE 7

                        REGULATORY ISSUES AND COMPLAINTS

         7.1 OWNERSHIP OF REGULATORY FILINGS AND COMPLIANCE. Pilot will retain exclusive right, ownership, authority and responsibility for regulatory filings, compliance with all regulatory requirements and maintenance of all government agency contacts relating to the Product; the reporting of any adverse drug reactions to the FDA (to the extent applicable and required by law or regulation); the filing of Promotional Materials with the FDA (to the extent applicable and required by law or regulation); the payment of Medicaid and other governmental rebates which in Pilot's sole judgment are due and owing; the pricing of the Product for each customer; and compliance with Medicaid best price law and the Department of Veterans Affairs Act. The development of each indication and formulation of the Product shall be determined solely by Pilot.

         7.2 COMMUNICATION WITH THE FDA AND OTHER REGULATORY AGENCIES. Except as required by law, Innovex shall not communicate with the Food & Drug Administration, Office of Inspector General, Health Care Financing Administration or any state agencies ("Regulatory Agencies") about anything relating to the Product, except through, or with the consent of Pilot. If Innovex is required by law to communicate directly with any Regulatory Agency or if Innovex receives any communication from a Regulatory Agency with respect to the Product, promotion of the Product, Innovex's performance under this Agreement or any matter or that could affect Innovex's performance under this Agreement, Innovex shall promptly notify Pilot. Innovex shall reasonably cooperate at Pilot's expense with Pilot in all proper respects in all regulatory matters relating to the Product, including but not limited to preparation for inspections of Pilot facilities and/or Innovex facilities; provided, however, that (i) Pilot's obligation to pay any expenses associated with the preparation or maintenance of Innovex facilities for inspection shall be (i) limited to the amount of such expenses as are incrementally attributable to an inspection made by a Regulatory Agency in respect of the Product and (ii) notwithstanding anything in this Section 7.2 the contrary, Pilot shall have no obligation to pay any expenses associated with the preparation or maintenance of Innovex facilities for inspection to the extent the applicable Innovex facilities have not been maintained in a commercially reasonable manner or at standards customary in Innovex's industry and, in such event, Innovex shall continue to have its obligations set forth above. Innovex will provide Pilot with pertinent records in Innovex's possession (or that can be obtained by Innovex without unreasonable expense or effort) which may be necessary to implement any recall or any other corrective action mandated by a Regulatory Agency or implemented by Pilot, including but not limited to names and addresses for "Dear Doctor" letters.

         7.3 NEW DEVELOPMENTS RELATING TO THE PRODUCT. Pilot will promptly inform Innovex of the following information relating to the Product in the
Territory: (i) new approved indications; (ii) new approved dosages or administration regimens; (iii) material new studies by the scientific community that Pilot becomes aware of which relate to the Product or a competitive product in its therapeutic class; and (iv) any changes in regulations that Pilot becomes, or should have become, aware of that affect the Product or Pilot's obligations with respect to this Agreement. Innovex will promptly inform Pilot of information relating to changes in regulations that Innovex becomes, or should have become, aware of that affect Innovex's obligations with respect to this Agreement. Based on such information, and subject to any federal, state or local laws and/or regulations, the Parties shall use commercially diligent efforts to maintain the training materials and Promotional

                                       9.

Materials supplied to the Sales Force pursuant to this Agreement current with such new developments or information.

         7.4 PRODUCT RECALLS. If either Party believes that a recall of any Product in the Territory is necessary, such Party shall notify the other Party promptly. Pilot shall retain sole authority and responsibility for determining whether a Product recall shall occur. Any Product recall shall occur under the direction and control of Pilot, and Innovex shall reasonably cooperate in carrying out any such recall, at Pilot's expense. Pilot shall make available, at Innovex's request, any records that Innovex might reasonably require to Pilot in effecting any recall of the Product.

         7.5 ADVERSE EVENT REPORTING PROCEDURES. Pilot shall be responsible for reporting to any governmental agency of adverse events and drug safety issues related to the use of the Product of which Pilot becomes aware, to the extent required by law or regulation. Pilot shall advise Innovex of its standard procedures for the reporting of adverse events, and the Innovex Sales Force shall comply with such procedures. The Pilot procedures for the reporting of adverse events shall be included in the training program for the Innovex Sales Force. Innovex shall report to Pilot within twenty-four (24) hours any adverse events of which Innovex becomes aware.

         7.6 PRODUCT INQUIRIES; COMPLAINTS. Innovex shall promptly notify Pilot of any complaint, inquiry or (in compliance with Section 7.5) adverse event relating to the Product in report form providing reasonable detail of such complaint, event or inquiry. Pilot shall maintain a unified record of all complaints it receives. Pilot shall be responsible for medical affairs services and shall respond to inquiries from physicians and health care providers. Pilot shall advise Innovex of its procedures for handling such inquiries and the Innovex Sales Force shall be trained by Innovex on such procedures.

         7.7 DATABASE OF CLINICAL TRIAL DATA. Pilot shall own and maintain its own database of clinical trial data accumulated from all clinical trials of the Product and Pilot shall own and maintain a unified database of complaints and adverse drug event information for the Product and shall develop and utilize uniform report forms.

                                   ARTICLE 8

                        ACCOUNTING; INVOICING AND PAYMENT

         8.1 ACCOUNTING. Each Party agrees to calculate all costs and expenses hereunder using its standard accounting procedures, in accordance with accounting principles generally accepted in the United States, consistently applied, to the maximum extent practicable.

         8.2 PAYMENT SCHEDULE. Except to the extent any Work Order for Services includes an advance payment requirement at the time of project startup, not to exceed 20% of the amount for Sales Force Services or 50% of the amount to be charged for Marketing Services (subject to Innovex's obligations pursuant to Section 4.2 with respect to competitiveness) for the one-year period commencing with acceptance of such Work Order, Innovex will invoice Pilot monthly for Innovex's actual Fees and Pass-Through Expenses for the preceding calendar month (each an "Invoice"). Upon termination or expiration of the Services, any fees or pass-through expenses incurred prior to such termination will be invoiced to Pilot.

                                      10.

         8.3 PAYMENT OF INVOICES. All invoices are strictly net of any taxes imposed on services, and except as otherwise set forth in this Agreement, payment in full is due within 10 days of the date Pilot receives the corresponding funding from PharmaBio in accordance with the Investment Agreement, except that, to the extent any particular Invoice does not include any Services for which PharmaBio has a funding obligation under the Investment Agreement, payment shall be due within 30 days after receipt by Pilot of the Invoice. All payments shall be made by wire transfer, or otherwise pursuant to the reasonable written direction of Innovex.

                  8.3.1 If the method of payment is by direct transfer to the Innovex bank account, the wire transfer instructions are as follows:

                  Innovex LP
                  Accounting Number:                 511-4454518
                  ABA Number:                        053 101 121
                  Branch Banking & Trust Co., Raleigh, NC

                  Innovex's Federal Employment ID Number is 22-3760578.

         8.4 PENALTY FOR LATE PAYMENT. Pilot and Innovex agree that unless there is a bona fide dispute as to amounts payable hereunder, if payment is not made within 30 days of the due date of the invoice, interest shall accrue on a daily basis at the lesser of two percent (2%) above the Prime Rate as announced periodically by First Union National Bank (or its successor) or the maximum rate permitted by law on any amount overdue from the date payment became due until payment is made in full. In any event, such interest penalty shall only be assessed for undisputed and unpaid amounts.

         8.5 RECORD-KEEPING AND FINANCIAL AUDITS. Upon the written request (and expense) of Pilot, Innovex, but not more than once in each calendar year, shall permit an independent certified public accountant appointed by Pilot and reasonably acceptable to Innovex, accompanied by representatives of the financial department of Pilot, if any, at reasonable times and upon reasonable notice, to examine only those records as may be necessary to determine compliance with this Agreement. Pilot shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than ten percent (10%) from the amount of the original report, royalty or payment calculation. In such case, Innovex shall bear the full cost of the performance of such audit. Auditors shall be expressly subject to the same confidentiality obligations as the Parties are to each other hereunder. This
Section 8.5 shall survive for two (2) years after the termination of this Agreement.

                                   ARTICLE 9

                          REPRESENTATIONS AND COVENANTS

         9.1 MUTUAL AUTHORITY. Each Party represents and warrants to the other that:

                  9.1.1 CORPORATE POWER. It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                                      11.

                  9.1.2 DUE AUTHORIZATION. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

                  9.1.3 BINDING AGREEMENT. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                  9.1.4 GRANT OF RIGHTS; MAINTENANCE OF AGREEMENTS. It has not, and will not during the Term (as defined in Section 12.1), grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder or enter any agreement which would impair its ability to perform its obligations under this Agreement. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

                  9.1.5 VALIDITY. It is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement.

         9.2 CONFORMANCE WITH LAWS. Innovex and Pilot agree to undertake all of their respective obligations under this Agreement in material conformance with all applicable local, state and federal laws and regulations, as amended, including without limitation the Federal Equal Employment Opportunity Act, the Fair Labor Standards Act, the Food Drug and Cosmetics Act, Section 1128B(b) of the Social Security Act, the PDMA, the Medicaid Prescription Rebate Act, the Veterans Health Care Act of 1992, and similar state laws. By entering into this Agreement, it is not the intent of the Parties to enter into any financial relationship or arrangement prohibited under state or federal fraud or abuse regulations, including, but not limited to Sec. 1128B(b) of the Social Security Act, and any regulations promulgated thereunder, nor do the Parties hereto have any belief that the relationship and compensation arrangement provided in this Agreement are prohibited by law or regulation. Neither Party shall assert against the other that the compensation arrangement provided in this Agreement is grounds for voiding the Agreement or rendering the Agreement unenforceable. If either Party is notified by a state or federal agency, or it is alleged in a qui tam proceeding, that performance of this Agreement is illegal, neither Party shall be obligated to continue such performance hereof to the extent such performance is an alleged violation of law. In such event, the Parties shall proceed, to extent reasonably practicable, as described in the final sentence of
Section 15.13.

         9.3 RIGHTS IN PRODUCT. As of the Effective Date, Pilot warrants and represents that, it has no knowledge of the existence of any patent or trademark owned or controlled by anyone other than Wake Forest University (licensor to Pilot), Pilot or an Affiliate which both covers the Product and would prevent Pilot from making, using, or selling the Product or would prevent Pilot or Innovex from promoting or marketing the Product in the Territory. Pilot is not aware of any patents or trademarks owned by Third Parties which would be infringed by the promotion or sale of the Product in the Territory. Pilot is not pursuing any action against any Third Party which Pilot believes infringes its trademark, copyright or patent relating to the Product. There are no actions, suits, claims or proceedings pending against Pilot or any of its Affiliates in any court or before any

                                      12.

agency in the Territory related to alleged patent, trademark, or copyright infringement in connection with the Product, and to the best of Pilot's knowledge, no such actions, suits, claims or proceedings have been threatened. During the Term (as defined in Section 12.1), Pilot will use commercially reasonable and diligent efforts not to diminish the rights granted to Innovex herein, including without limitation by not committing or permitting any acts or omissions which would cause the material breach of any agreements between Pilot and Third Parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of the Product in the Territory. As of the Effective Date, Pilot is in compliance in all material respects with any such agreements with Third Parties. Without limiting the foregoing, Innovex expressly acknowledges and agrees that Pilot licenses the intellectual property rights applicable to the development, manufacture, use and sale of the Product from Wake Forest University pursuant to a License Agreement dated December 11, 1998, as may be amended from time to time.

         9.4 RECORD MAINTENANCE. Innovex will (i) maintain all necessary personnel and payroll records for Innovex Sales Force and other Innovex employees providing Marketing Services and Sales Force Services; (ii) compute their wages and withhold applicable Federal, State, and local taxes and Federal FICA payments; (iii) remit employee withholdings to the proper governmental authorities and make employer contributions for Federal FICA and Federal and State unemployment insurance payments; (iv) pay net wages and fringe benefits, if any, directly to its employees; and (v) provide for liability and Workers' Compensation insurance coverage. Without limiting the generality of the foregoing, Innovex expressly acknowledges and agrees that Pilot shall have no responsibility, obligation or liability with respect to any of the matters set forth in this Section 9.4.

         9.5 FIREWALL. Innovex represents and warrants that it shall maintain as confidential, shall keep separate and shall not share with other parts of the Innovex organization (including any Affiliate of Innovex) that are or may be engaged in the promotion and/or sales of a competing product, the material and information supplied and/or generated hereunder for use in accordance with this Agreement and the promotion and sale of the Product.

         9.6 NO USE OF NAMES OR TRADEMARKS. Except as otherwise provided in this Agreement, neither Party will use the other Party's name in connection with any publication or promotion without the other Party's prior written consent. Nor shall either Party use the other Party's corporate or product logo or trademark in any manner without the other Party's prior written consent.

         9.7 INDEPENDENT CONTRACTORS. For the purposes of this Agreement, the Parties hereto are independent contractors of each other, and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer and employee, licensee and sublicensee or joint venturers. Neither Party shall have the power or right to bind or obligate the other Party, nor shall either Party hold itself out as having such authority. Except as provided in Article 13: (a) no provision of this Agreement shall be deemed to create or imply any contract of employment between Pilot and any employee of Innovex; (b) all persons performing Services shall be employees of Innovex, or subcontractors engaged by Innovex with prior consent of Pilot, and shall not be entitled to any benefits applicable to employees of Pilot; (c) Innovex shall be responsible for management of all employer obligations in connection with Innovex employees who perform the Services and (d) Innovex employees shall remain exclusively under the direct authority and control of Innovex. The employer obligations of Innovex shall include: (i) human resource issues, including establishment of employee policies, and administration of health and benefits plans,

                                      13.

401K plan, and other employee benefit plans; (ii) work performance and work behavior issues, including probationary period, periodic and annual appraisals, employee discipline and termination; (iii) administration of systems for time-keeping, payroll and employee expense reimbursement; (iv) day to day management of employment issues in connection with performance of the Services.


                                   ARTICLE 10

                                 CONFIDENTIALITY

         10.1 CONFIDENTIAL INFORMATION. Innovex and Pilot agree that all information relating, directly or indirectly, to the Product, or the business affairs or finances of the other or Affiliates or of any suppliers, agents, distributors, licensees or customers of the other which comes into possession of Innovex or Pilot under this Agreement shall be Confidential Information ("Confidential Information"). This Agreement and related documentation shall also be treated as Confidential Information. Innovex agrees to hold Confidential Information in strict confidence and disclose it only on a need-to-know basis to Affiliates, subcontractors and employees who are under a written obligation to maintain the confidentiality of the information. Notwithstanding the foregoing, Confidential Information does not include, information:

                  10.1.1 which can be shown by written documentation to have been known by the recipient prior to its receipt from the other;

                  10.1.2 which is public or lawfully becomes generally available to the public through no fault of the recipient;

                  10.1.3 which is lawfully acquired from a Third Party without being made subject to an obligation of confidence by the Third Party provided such Third Party is not itself under a legal or contractual obligation to keep such information confidential;

                  10.1.4 which by mutual agreement is released from a confidential status; or

                  10.1.5 which is required to be disclosed under any statutory, regulatory or judicial requirement, including, but not limited to, any filing with the Securities Exchange Commission and, in that event, confidentiality will be preserved and protected to the extent possible and; notice will be provided to the other Party a reasonable amount of time prior to any such disclosure and such other Party given a reasonable opportunity to contest or limit such disclosure.

         10.2 OWNERSHIP OF DATA AND INTELLECTUAL PROPERTY; NO LICENSE. It is expressly agreed that neither Party transfers to the other Party by operation of this Agreement any patent right or license, copyright or other proprietary right. All data and information generated or derived by Innovex as the result of Services performed by Innovex under this Agreement shall be and remain the exclusive property of Pilot. Pilot acknowledges that Innovex possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, including, but not limited to the Innovex Territory Management System (ITMS), which have been independently developed by Innovex (collectively "Innovex Property"). Pilot and Innovex agree that any Innovex Property or improvements thereto

                                      14.

which are used, improved, modified or developed by Innovex under or during the Term (as defined in Section 12.1) are the sole and exclusive property of Innovex.

                                   ARTICLE 11

                                 INDEMNIFICATION

         11.1 INDEMNIFICATION BY PILOT. Pilot shall indemnify, defend, save, protect, and hold harmless Innovex, its Affiliates, and its and their respective directors, officers, employees, and agents ("Innovex Indemnitees") against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and court costs) (collectively, "Losses") resulting or arising from any Third Party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with: (i) the design, development, manufacture, sale, distribution or use of the Product; (ii) the breach by Pilot of any of its obligations under this Agreement; (iii) the grossly negligent or willful misconduct of Pilot or any of its directors, officers, employees or agents; (iv) a violation of any law, rule or regulation by Pilot relating to this Agreement; (v) the Promotional Materials or any other materials referred to in Section 6.2; or (vi) the infringement or violation, or alleged infringement or violation, by Pilot or the Product of any patents or any copyrights, trademark, trade secret or other intellectual property rights. Notwithstanding the foregoing, Pilot shall not be required to indemnify Innovex for any Losses to the extent they arise from (a) the negligent or willful misconduct of Innovex or any of the Innovex Indemnitees or (b) Innovex's breach of a material Innovex obligation under this Agreement.

         11.2 INDEMNIFICATION BY INNOVEX. Innovex shall indemnify, defend, save, protect, and hold harmless Pilot, its Affiliates, and its and their respective directors, officers, employees, and agents (the "Pilot Indemnitees") against any and all Losses resulting or arising from any Third Party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with: (i) the marketing, promotion or sale of the Product by Innovex in a manner which violates this Agreement; (ii) the breach by Innovex of any of its obligations under this Agreement; (iii) the grossly negligent or willful misconduct of Innovex or any of its directors, officers, employees or agents;
(iv) a violation of any law, rule or regulation by Innovex relating to this Agreement; or (v) the representations or misrepresentations by Innovex (including, without limitation, the Innovex Sales Force) relating to the Product which were not consistent with the labeled claims or Promotional Material. Notwithstanding the foregoing, Innovex shall not be required to indemnify Pilot for any Losses to the extent they arise from (a) the negligent or willful misconduct of Pilot or Pilot Indemnitees; (b) the breach by Pilot of a material Pilot obligation under this Agreement; (c) a manufacturing or design defect of the Product; or (d) a strict liability claim arising out of Pilot's failure to warn.

         11.3 PROCEDURE. The Party seeking indemnification hereunder (the "Indemnified Party") shall (a) promptly notify the Party obligated to indemnify (the "Indemnifying Party") of any Losses for which the Indemnified Party seeks indemnification (provided that the failure to so notify shall not affect or reduce the Indemnifying Party's obligations hereunder, unless the Indemnifying Party's ability to defend against such Third Party claim, action, proceeding, investigation or litigation is materially prejudiced by such failure); (b) cooperate fully with Indemnifying Party and its legal representatives in the investigation of any matter that is the subject of indemnification; (c) permit the Indemnifying Party full control over the defense and settlement of any matter the subject of

                                      15.

indemnification; and (d) not unreasonably withhold its approval of the settlement of any claim, liability or action by Indemnifying Party covered by this indemnification provision.

         11.4 NO CONSEQUENTIAL DAMAGES. Notwithstanding the Parties' rights and remedies in equity, neither Party, nor its Affiliates or their respective directors, officers, employees or agents shall have any liability to the other for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, use, revenue or profit, in connection with or arising out of this Agreement, or the Services performed by Innovex hereunder, even if such damages were foreseeable.

         11.5 PILOT RESPONSIBILITY FOR PRODUCT DESCRIPTION. Innovex shall not be liable to Pilot for claims or losses arising out of the statements or representations of the Innovex Personnel with respect to the Product to the extent the statements or representations conform to the written or printed statements or representations made to the Innovex Personnel by Pilot with respect to the Product or contained in the Product labeling, Promotional Materials or other material referred to in Section 6.2, provided all such materials have been approved in advance in writing by Pilot.

         11.6 INSURANCE. Innovex and Pilot shall each, at its own cost and expense, obtain and maintain in full force and effect, insurance during the Term that is reasonable and customary in light of the activities to be performed by such Party hereunder, and which is reasonably acceptable to the other Party. Each Party shall provide the other Party an original signed certificate of insurance evidencing all coverage herein required, within thirty (30) days after the effective date of this Agreement. The certificate must provide that thirty
(30) days prior written notice of cancellation or material change in insurance coverage will be provided.

                                   ARTICLE 12

                              TERM AND TERMINATION

         12.1 TERM. The term of this Agreement will begin on the Effective Date and continue until the fifth anniversary of the Sales Force Commencement Date, unless the Agreement is terminated earlier, or renewed, in accordance with this
Article 12 (together with all renewal Terms as set forth in Section 12.2, the "Term"). "Year One" shall mean the 12 month period beginning on the Sales Force Commencement Date; "Year Two" shall mean the 12 month period following Year One; and so on.

         12.2 RENEWAL. This Agreement will terminate at the end of the Term unless the Parties agree to renew this Agreement . In the event of renewal, this Agreement shall be extended by 12 months (an "Extension Term"), and thereafter may be extended in the same manner for successive 12-month periods (each also an "Extension Term"). The fees for services provided in any Extension Term shall be the greater of (i) the fully loaded costs charged by Innovex for the prior 12 month period, plus 4%, or (ii) the fully loaded costs charged by Innovex for the prior 12 month period, plus a percentage increase equal to the percentage increase in the Consumer Price Index (all products) during the most recently completed calendar year.

         12.3 MATERIAL BREACH. Either Party may terminate this Agreement for material breach upon thirty (30) days written notice specifying the nature of the breach, if such breach (i) has not

                                      16.

been substantially cured within the thirty (30) day period or (ii) is not curable within such 30-day period and the breaching Party has not commenced and diligently continued during such 30-day period reasonable actions to cure such breach. During the 15-day cure period for termination due to breach, each Party will continue to perform its obligations under this Agreement. In addition, Pilot may terminate this Agreement on 65 days notice upon the termination of the Investment Agreement.

         12.4 NO PRODUCT LAUNCH. Either Party may terminate this Agreement (i) if Pilot provides written notice to Innovex that it will not market and launch the Product, and that Pilot has terminated development of the Product, or (ii) if Product Launch does not occur prior to December 31, 2003.

         12.5 BANKRUPTCY. Either Party may terminate this Agreement by written notice to the other Party, if the other Party files a petition for bankruptcy, reorganization or arrangement under any state statute, or makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or such filing is made by a Third Party, and such filing is not withdrawn within sixty (60) days of the filing date, or if a receiver or trustee is appointed for the property and assets of the Party and the receivership proceedings are not dismissed within sixty (60) days of such appointment.

         12.6 ACCRUED RIGHTS. Termination of the Agreement for whatever reason shall not affect the accrued rights of either Innovex or Pilot arising under or out of this Agreement as of the effective date of such termination. Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation. In particular, upon termination for any reason, Pilot shall (i) pay Innovex all fees for Services rendered which are due and owing to Innovex because of any completed performance of Innovex's obligations prior to the effective date of termination, and (ii) pay all pass-through expenses actually incurred by Innovex prior to the effective date of termination; and (iii) pay any other costs which have been expressly identified as being due upon termination.

         12.7 RIGHT TO RECEIVE DATA. Upon termination, Pilot shall have the right to receive from Innovex all data attendant or related to Services or other sales and marketing activities under this Agreement.

         12.8 SURVIVAL. The following provisions shall survive any expiration or termination of this Agreement indefinitely (unless a time period is specified, in which case such provision shall survive for the period of time specified):
Sections 1.1, 1.4, 4.7, 4.8, 5.5.3, 6.2.2, 7.1, 7.2, 7.4, 7.5 (last sentence only), 7.6 (first sentence only), 8.5, 9.4, 9.5, 9.6, 12.6, 12.7, 12.8 and
Articles 10, 11 (except Section 11.6), 13, 14 and 15.

                                   ARTICLE 13

                             SALES FORCE CONVERSION

         13.1 RIGHT TO CONVERT SALES FORCE. Pilot shall have the right to offer Pilot employment to the Innovex Personnel who are members of the Sales Force at the end of the Term (including, without limitation, any Extension Term), or earlier upon a termination of this Agreement by Pilot

                                      17.

under Section 12.3 or 12.5. In the event Pilot desires to convert some or all of the Sales Force to its employment, it shall provide Innovex notice of such election at least three (3) months prior to the end of the Term (including, without limitation, any Extension Term), or with its notice of termination under
Section 12.3 or 12.5, as the case may be. With the notice (or not later than two weeks thereafter), Pilot will provide a list of Innovex Personnel to whom they will make job offers. Pilot shall pay Innovex a fee of $** for each member of the Innovex Personnel who is a member of the Sales Force actually hired by Pilot and retained by Pilot for 90 days.

         13.2 TRANSITION PLAN. In the event Pilot decides to convert the Sales Force, in accordance with Section 13.1, the Parties shall promptly meet and determine a transition plan, which shall include a schedule for actions which will enable a smooth transition date for all Innovex Personnel: (i) who may be offered employment by Pilot; (ii) who may not be offered such employment; and
(iii) who may decline such offers. Pilot shall identify for Innovex the names of Innovex Personnel who have elected to accept employment offers from Pilot and those who have declined an employment offer as soon as reasonably practicable after Pilot receives notice of such election from the applicable Innovex Personnel.

         13.3 PILOT DETERMINATION. Pilot shall make an independent determination regarding the qualifications and suitability of Innovex Personnel to be offered employment by Pilot, and the terms of such offers, if any. No information contained in the personnel files of Innovex Personnel shall be disclosed to Pilot, including resumes, applications, performance appraisals or disciplinary records, or the results of drug screens, motor vehicle or background reports without the consent of the individual involved. Notwithstanding the foregoing, Innovex shall notify Pilot of any material violation by any Innovex Personnel of the PDMA.

         13.4 PROPRIETARY INFORMATION. In the event of any Sales Force conversion under this Article 13, the Innovex Personnel who become employed by Pilot may continue to use in their employment by Pilot any and all Product knowledge that they gained while in the employment of Innovex, including without limitation knowledge regarding Product customers, competition, selling techniques, and the like.

                                   ARTICLE 14

                               DISPUTE RESOLUTION

         14.1 GOVERNING LAW. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of North Carolina, United States of America, as applied to agreements executed and performed entirely in the State of North Carolina, without regard to conflicts of law rules.

         14.2 INTERNAL REVIEW. In the event that a dispute, difference or question arises pertaining to any matters which are the subject of this Agreement (a "Dispute") and either party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the JMC, which will use its good faith efforts to resolve the Dispute within ten (10) days. If the JMC is unable to resolve the Dispute in such period, the JMC will refer the Dispute to the Chief Executive Officers of Pilot and Quintiles Transnational Corp. For all Disputes referred to the Chief Executive Officers,

                                      18.

the Chief Executive Officers shall use their good faith efforts to resolve the Dispute within ten (10) days after such referral.

         14.3 ARBITRATION. If the Parties are unable to resolve disputes under
Section 14.2, then either party can seek binding arbitration to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, sitting in Raleigh, North Carolina, as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60) day period. The arbitration panel will be composed of three arbitrators, one of whom will be chosen by Pilot, one by Innovex, and the third by the two so chosen. If both or either of Pilot or Innovex fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. The decision of the arbitrators shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrators may be ordered by any court of competent jurisdiction.

         14.4 COSTS. The Parties shall bear their own costs in preparing for and participating in the resolution of any Dispute, and the costs of mediator(s) and arbitrator(s) shall be equally divided between the parties.


                                   ARTICLE 15

                                  MISCELLANEOUS

         15.1 RETURN OF MATERIALS. At the completion of the services by Innovex or termination pursuant to Article 12, all materials and all other data owned by Pilot under this Agreement (including, without limitation, all data and information generated or derived by Innovex as the result of Services performed by Innovex under this Agreement), regardless of the method of storage or retrieval, shall either be delivered to Pilot in such form as is then currently in the possession of Innovex or disposed of, at the direction and written request of Pilot unless such materials are otherwise required to be stored or maintained by Innovex as a matter of law or regulation. The costs associated with either of the above options shall be paid by Pilot.

         15.2 NONSOLICITATION OF EMPLOYEES. Except as otherwise provided herein, during the Term and for a period of six (6) months thereafter, each Party agrees that neither it nor any of its Affiliates shall, directly or indirectly, recruit, solicit or induce any employee of the other Party to terminate his or her employment with such other Party, without the express written consent from the other party.

         15.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement, and the other agreements referred to herein (or entered into as of the date hereof) between the Parties (or between Pilot and PharmaBio), set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either

                                      19.

oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

         15.4 FORCE MAJEURE. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice to the other Party. Such excused performance shall be continued so long as the condition constituting force majeure continues. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder at the time of the force majeure shall not be delayed by the payor because of a force majeure affecting the payor.

         15.5 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

         For Innovex:               Innovex LP
                                    10 Waterview Boulevard
                                    Parsippany, NJ 07054
                                    Attention: President
                                    Fax:  (973) 257-4581
                                    Phone:  (973) 257-4570

         With a copy to:            General Counsel
                                    10 Waterview Boulevard
                                    Parsippany, New Jersey 07054
                                    Fax:  (973) 257-4581
                                    Phone:  (973) 257 4784

         For Pilot:                 Pilot Therapeutics, Inc.
                                    101 North Chestnut Street
                                    Albert Hall
                                    Winston-Salem, NC  27101
                                    Attention:  Chief Executive Officer
                                    Fax:  (336) 725-2221
                                    Phone:  (336) 725-2222

         With a copy to:            Womble Carlyle Sandridge & Rice, PLLC
                                    200 West Second Street
                                    Winston-Salem, NC  27101
                                    Attn:  Peter A. Zorn, Esq.
                                    Fax:  (336) 726-6906
                                    Phone:  (336) 721-3634

                                      20.

or to such other destination as either Party may hereafter notify the other Party in accordance with this section.

         15.6 MAINTENANCE OF RECORDS. Each Party shall keep and maintain all records required of it by law or regulation with respect to the Product and shall make copies of such records available to the other Party upon request.

         15.7 UNITED STATES DOLLARS. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

         15.8 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

         15.9 ASSIGNMENT. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party's consent to Affiliates or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction (including, in the case of Pilot, a successor to substantially all of the nutraceutical business of Pilot). Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.10 shall be null and void and of no legal effect.

         15.10 PERFORMANCE BY AFFILIATES. Obligations under this Agreement may be performed by Affiliates of Innovex and Pilot only with the prior consent of the other Party. In the event any such performance is carried out by Affiliates with the prior consent of the other Party, each of Innovex and Pilot guarantees performance of this Agreement by its Affiliates. No Affiliate of a Party may make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

         15.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.12 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         15.13 SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any

                                      21.

invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

         15.14 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

         15.15 HEADINGS. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section

         15.16 NO WAIVER. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

                           [SIGNATURE PAGE TO FOLLOW]



                                      22.

         IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the date and year first above written.

PILOT THERAPEUTICS, INC.


By:    /s/ Floyd H. Chilton
       --------------------------

Print: Floyd H. Chilton

Title: CEO

Date:  July 31, 2001




INNOVEX  LP
BY:  INNOVEX AMERICA HOLDING COMPANY,
ITS GENERAL PARTNER


By:      /s/ Robert D. Love
         ------------------------

Print:  Robert D. Love

Title:  Senior VP, Finance & Technology

Date:   June 22, 2001




                                      23.

                                    EXHIBIT A

DEFINITIONS The following terms shall have the following meanings as used in this Agreement:

1. "AFFILIATE" means, as to any Party, any corporation or business entity controlled by, controlling, or under common control with such Party. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity.

2.       "FDA" means the U.S. Food and Drug Administration.

3. "FIELD MANAGER" means a member of the Sales Force having the responsibilities set forth on Schedule III for such job title.

4.       "FULLY LOADED COST" will have the meaning provided in Section 3.3.

5. "INNOVEX PERSONNEL" means any individual who is performing any part of the services hereunder on behalf of Innovex.

6. "INVESTMENT AGREEMENT" means the Investment and Royalty Agreement of even date herewith between PharmaBio and Pilot.

7. "JOINT MARKETING COMMITTEE" or "JMC" means the joint committee formed pursuant to Section 2.1.

8. "MARKETING PLAN" means a plan detailing the marketing activities to be performed in respect of the commercialization of the Product, which may include, by way of example and without limitation, educational programs, symposia, poster-sessions, seminars for physicians, market research, pricing studies, development of promotional activities and advertising agency fees, to the extent allowed by the FDA or under the Food Drug & Cosmetic Act and its attendant regulations and as may be allowed by applicable regulatory authorities and the AMA Guidelines on Gifts to Physicians.

9. "NATIONAL SALES MANAGER" means the leader of the Sales Force having the responsibilities set forth on Schedule III for such job title.

10.      "PDMA" means the Prescription Drug Marketing Act.

11.      "PHARMABIO" means PharmaBio Development, Inc.

12. "PRODUCT" means Pilot's proprietary product, PLT 3514, as such name may change from time to time.

13. "PRODUCT LAUNCH" or "LAUNCH" means the first date upon which the Product is shipped by Pilot in the United States for commercial sale.

14. "PROJECT ADMINISTRATOR" means the Innovex employee at the headquarters office who will provide administrative support for the National Sales Manager.

15. "PROMOTIONAL MATERIALS" means written materials generated for the purpose of promotion and sale of the Product, in all cases with the prior written approval of Pilot.

16. "SALES FORCE" means those Innovex Personnel, including without limitation Sales Representatives, Field Managers, National Sales Manager and Project Administrator who promote the Product under this Agreement.

17. "SALES FORCE COMMENCEMENT DATE" shall mean the first date upon which Innovex provides Sales Representatives under this Agreement.

18. "SALES REPRESENTATIVE" means an employee of Innovex: who is responsible for meeting with customers and physicians and others who can buy (or influence the buying process and decision regarding) the Product. The responsibilities of a Sales Representative are set forth on Schedule III.

19. "SAMPLE" means units of Product distributed by Innovex, and for complimentary distribution to patients by practitioners licensed to recommend Product, whether packaged as individual samples or as trade packages.

20. "SYNDICATED SALES FORCE" means a sales force in which the sales representatives are promoting the products of one company in one or more the available detail positions (e.g. P1, P2 and/or P3) and another company(ies) in one or more of the other detail positions.

21.      "TERM" shall have the meaning provided in Section 12.1.

22.      "TERRITORY" means the United States of America (including Puerto Rico).

23. "THIRD PARTY" means any entity or person other than Innovex or Pilot or an Affiliate of either of them.

                                    EXHIBIT B

        MARKETING PLAN OUTLINE (EXAMPLE ONLY. JMC MAY USE ITS OWN FORMAT)

I.      EXECUTIVE SUMMARY

II.     MARKET ANALYSIS
        o        Market
        o        Products
        o        Future Outlook

III.    PRODUCT PROFILE
        o        Product Description
        o        Indications
        o        Clinical Experience and Program
        o        Formulation, Packaging and Administration

IV.     SWOT ANALYSIS

V.      5 YEAR SALES FORECASTS
        o        Units, Dollars, Prescriptions, Market Share

VI.     OBJECTIVES
        o        Awareness
        o        Communication
        o        Product Use
        o        Sales
        o        Market Share
        o        Managed Care/Formulary

VII.    KEY ISSUES

VIII.   STRATEGIES
        o        Product Positioning
        o        Audiences
        o        Sales Force
        o        Pharmacoeconomics

IX.     TACTICS
        o        Pharmacoeconomics
        o        Market Research
        o        Medical Education
        o        Publication Plan
        o        Personal Selling Materials / Program
        o        Clinical Support
        o        Sales Force Support

        o        Sampling
        o        Managed Care / Formulary
        o        Territory Sales Force Effort

X.      BUDGET FOLLOWING YEAR

XI.     TIMELINES

                                    EXHIBIT C
                    COST ALLOCATION FOR SALES FORCE SERVICES

==================================================================== ==================== ======================= ============
                                                                        INNOVEX SALES
                                                                       FORCE EXPENSES                                PILOT
                             CATEGORY                                    INCLUDED IN       INNOVEX PASS-THROUGH     DIRECT
                                                                          DAILY FEE              EXPENSES          EXPENSES
==================================================================== ==================== ======================= ============
Recruitment Advertising                                                       X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Auto Costs (allowance, mileage, parking, tolls, etc.) X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Back office, infrastructure                                                   X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Distribution of the Samples                                                                                            X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Drug Screens and reference checks                                             X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Equipment:        1)  Computer (hard & soft), printer, fax                    X
                  2)  Detail bags, business cards                                                                      X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Field Supplies: postage, stationery, printer ink, phone charges               X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Forms, reports especially requested by PILOT                                                                           X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
ITMS (call reporting, voice mail, email)                                      X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Insurance: employment, workers comp, E & O, CGL                               X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Medical and other benefits                                                    X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Meetings:
kickoff meeting                                                                                                        X
regional & district meetings; product Launches; initial training.
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Payroll Taxes                                                                 X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Promotional literature and sales aids, including distribution                                                          X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Recruiting (database screening, ad placement); re-recruiting                  X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Salaries and variable incentive compensation (bonus)                          X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Sales data                                                                                                             X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Samples                                                                                                                X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Sample Packaging                                                                                                       X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Sample Accountability Program & Systems                                                             X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Territory alignment, mapping and optimization                                                                          X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Trade shows and organized customer events                                                           X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Training--production of training materials                                                                              X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Training--cost of delivery and facilities                                                                               X
-------------------------------------------------------------------- -------------------- ----------------------- ------------
Travel Expenses (air, hotel & meals) for Sales Force                                                X
*Interviewing                                                                                       X
*Training                                                                                           X
*Field Manager, National Sales Manager, Representatives                                             X
-------------------------------------------------------------------- -------------------- ----------------------- ------------

                                   SCHEDULE I

                            INNOVEX RESPONSIBILITIES

1. Innovex will provide the following Innovex Personnel to comprise the Sales Force:

         (A) Sales Representatives (as defined in Schedule III, Section 1);

         (B) Field Managers (as defined in Schedule III, Section 2);

         (C) National Sales Manager (as defined in Schedule III, Section 3) and

         (D) Project Administrator.

2. Innovex will be responsible for recruitment and re-recruitment of the Innovex Personnel, in accordance with the Innovex 10 step hiring process. Pilot will not be involved in the interviewing, selection or hiring of Innovex Personnel.

3. Innovex will only hire qualified Innovex Personnel, defined as meeting a hiring profile to be established by the JMC.

4. Innovex will manage all employer obligations in connection with the employment of Innovex Personnel, including, but not limited to, discipline and termination of employees. Innovex shall provide administrative resources for Field Managers, and communication between Innovex and the Innovex Personnel. Pilot will not be involved in the management or supervision of Innovex Personnel

5. Training: The JMC will be responsible for developing a POA for training. In accordance with Section 6.1 of the Agreement, Innovex shall be responsible for developing and providing training for the Sales Force regarding the Promotional Materials, disease and therapeutic areas, Product knowledge, Product marketing strategy and regional management in the Territory, Product recalls, reporting complaints and adverse events. The training will be conducted in a manner so as to meet or exceed the minimum training standards agreed to by the Parties and in accordance with all laws, rules, regulations and policies, including but not limited to the AMA Guidelines on Gifts to Physicians.

6. Innovex shall be responsible for equipping the Sales Force with computer hardware and software needed to carry out the promotion of the Product. All Innovex Personnel assigned to the Sales Force will receive a laptop computer and printer with interface cable. Innovex shall be responsible for appropriate licenses and training, configuration, and replication/data line access. Innovex shall provide upgrades to hardware or software as it deems necessary for successful promotion of the Product. In addition, Innovex shall establish and provide help desk support for the hardware and software it provides.

7. Innovex will provide the Sales Force the Innovex Territory Management System ("ITMS") or other comparable sales force automation system and email/voice mail systems which will include components for call reporting, expense reporting, physician prescribing, call history, sales and market-share reporting, customized reports and communications. Innovex shall also provide a sample tracking and compliance program. These systems and programs shall be of similar quality and effectiveness to that which Innovex provides to its other clients. Innovex may subcontract for all or a portion of the sample accountability services. Innovex will make reasonable efforts to enable a reasonable number (but not less than four) of Pilot personnel to have access to and be able to link into the ITMS and email/voicemail systems used by the Sales Force. Each member of the JMC shall be provided copies of all information and materials provided to or accessible by the Sales Force.

8. Innovex shall be responsible for equipping the Field Managers with such other equipment as needed to carry out the promotion of the Product.

9. All promotional and detailing activities and obligations undertaken by Innovex Personnel and the Sales Force hereunder shall be performed in accordance with the Marketing Plan. No Innovex Personnel shall create Promotional Materials or other written materials relating to the Product without first submitting those materials to Pilot for and obtaining Pilot's written approval prior to use. Innovex Personnel and the Sales Force shall make no statements, claims or undertakings to any person with whom they discuss or promote the Product that are inconsistent with the Promotional Materials. Promotional activities shall be in compliance with all applicable laws, rules, and regulations and policies. The Innovex Personnel and the Sales Force shall not offer, pay, solicit or receive any remuneration to or from physicians or prescribers or health facilities, in order to induce referrals of or purchase of the Product. The Innovex Personnel and the Sales Force shall have no direct contact with, nor shall the Innovex Personnel and the Sales Force be involved with the delivery of the Product to patients of physicians, other than delivery of Samples directly to physicians or practitioners authorized to recommend the Product in the Territory. Innovex shall permit Pilot to accompany Sales Representatives on sales calls from time to time with reasonable advance notice.

10. Innovex shall provide monthly project management reports to Pilot in Innovex's standard form within fifteen (15) business days after the end of each month.

11. Innovex shall be responsible for organizing and coordinating the Product Launch meeting, POA meetings and national, regional or district meetings, subject to instructions from the JMC.

12. Innovex Sales Representatives shall distribute the Samples provided by Pilot as directed in the Marketing Plan.

Each item on this Schedule 1 is expressly subject to Section 2.1.

                                   SCHEDULE II

                      PILOT RESPONSIBILITIES & OBLIGATIONS

                               PILOT SALES PROJECT

1. Pilot shall ensure that the Pilot sales, marketing and medical personnel are fully briefed as to the complementary role of the Innovex Personnel and ensure cooperation with the Innovex Personnel.

2.      Subject to Section 2.1, Pilot shall be responsible for:

        o Communications within Pilot and from Pilot to Innovex.
        o Handling all aspects of order processing and fulfillment, invoicing and collection, (may be accomplished through further Agreement with Innovex or an Affiliate), Product supply, inventory and receivables.
        o Pilot Business Cards [If required].
        o Cost of all Innovex provided training.
        o Cost of establishment of Sales Force Targets, territory alignments, mapping and optimization; validation of practitioner state license status.
        o Cost of Launch Meetings, initial training, national, regional and district meetings.

                                  SCHEDULE III

                                ROLE DEFINITIONS

1.       SALES REPRESENTATIVE

         RESPONSIBILITIES AND DUTIES:

         o        Generates sales within an assigned territorial boundaries.
         o Maintains current and prospective customer profiles and information.
         o Keeps current with Product, competitor products, and market knowledge.
         o Maintains a professional image for Pilot and the Product at all times.
         o        Organizes territory-planning to meet sales and call goals.
         o Provides sales presentations: individual one-on-one, groups, in-services.
         o Maintains Sample inventories, distributes Samples, complies with Sample accountability procedures and policies.
         o        Participates in all training programs.
         o Completes and submits in a timely manner all accountability and expense reports.
         o Monitors that Product is appropriately stocked by local distribution centers, hospitals and pharmacies.
         o        Monitors that Product is on hospital formularies.
         o        Attends trade shows as directed by National Sales Manager.

         SKILLS:

         o        Initiative
         o        Persuasiveness/Sales ability
         o        Planning and Organizing
         o        Individual Leadership/Influencing
         o        Teamwork/Collaboration
         o        Motivational Fit

2.       FIELD MANAGER

         o        Attains sales objectives within assigned districts.
         o        Deploys resources to maximize district sales potential.
         o        Implements Pilot Product strategies within district.
         o Maintains District budgets and accurate records on all sales activities.
         o Makes regular field visits to develop, train, supervise, motivate and monitor Sales Representative performance; completes field contact reports.
         o Makes final hiring decision; training and evaluation of Sales Representatives.
         o Documents and recommends all disciplinary actions to include warnings, suspensions, probation, terminations.
         o        Communicates with Pilot management on a regular basis.
         o        Submits a formal monthly report to Innovex National Sales
                  Manager.
         o Assists in the planning and delivery of initial training course.
         o Assists in the planning and delivery of POA or trimester meetings.
                                     SIII-1


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         o        Monitors that Product is on managed care formularies that are within the Field Manager's district.

3.       NATIONAL SALES MANAGER

         o        Hires, trains develops and evaluates Field Managers.
         o Develops, supervises, motivates and monitors performance of Field Managers.
         o        Maintains project budgets.
         o        Monitors days worked and directs Field Managers accordingly.
         o Prepares and submits monthly summary report to Innovex and Pilot management
         o        Serves as key point of contact for Pilot.
         o        Approves all Sales Force disciplinary actions.
         o Develops initial training program for Sales Representatives and Field Managers.
         o Coordinates POA or trimester meetings; plans and conducts meetings with Pilot and its region management.
         o        Coordinates submissions for national managed care formularies.
         o Directs coordination of Field Manager and Sales Representatives to attend trade shows as appropriate.

                                     SIII-2